EXHIBIT 16.1



                     [STONEFIELD JOSEPHSON INC. LETTERHEAD



Board of Directors
The Neptune Society
Burbank, California

We have read the disclosures in Item 14 of Form 10 of The Neptune Society, to be filed with the Securities and Exchange Commission on February 12, 2001, and are in agreement with the information therein.




/s/ Stonefield Josephson, Inc.
February 12, 2001
Santa Monica, California